Exhibit 10.5

Pursuant to Item 601(b)(10)(iv) of Regulation S-K promulgated by the U.S. Securities and Exchange Commission, certain portions of this exhibit have been omitted because it is both not material and the type of information that the company treats as private or confidential.

BURTON FINANCIAL INC.

STRICTLY PRIVATE AND CONFIDENTIAL

January 18, 2021

Sepset Biosciences Inc.

2405 Wesbrook Mall, Fourth Floor

Vancouver, BC V6T 1Z3

Attention: Robert E. W Hancock

Re: Engagement as Transaction Advisor

Dear Sirs:

Burton Financial Inc. (“Burton”, “us” or “we”) understand that Sepset Biosciences Inc. (“Sepset”, the “Company” or “you”) and its board of directors (the “Board”) are considering strategic transaction options including potential acquisitions, mergers, sales, divestitures, or similar transactions involving all or a material part of the Company or its assets (each a “Transaction”). Burton wishes to provide our advisory services to you in connection with your strategic review.

1.	Appointment and Engagement of Burton. By its acceptance of this letter agreement, the Company hereby appoints Burton, and Burton agrees to act, as exclusive transaction advisor to the Company.

Burton’s services do not include the provision of advice as to the tax or legal aspects of the structuring of any Transaction and the Company will consult with its own legal and tax advisors in this regard.

The Company acknowledges and agrees that we will provide our financial advice, written or oral, exclusively for the information of your Board of Directors and senior management, who will make all decisions regarding whether and how to pursue any opportunity or transaction. Your Board of Directors and senior management will base their decisions on our advice as well as on the advice of legal, tax and other business advisors and other factors which they consider appropriate. Accordingly, as an independent contractor we will not assume the responsibilities of a fiduciary to you or your stockholders in connection with the performance of our services.

2.	Advice Qualification. Any oral or written advice provided by Burton to the Company will be made subject to and will be based upon any assumptions, limitations, qualifications and reservations as Burton, in its professional judgment, deems necessary or prudent in the circumstances, including, without limitation, assumptions, limitations, qualifications and reservations that are customary in such opinions.

3.	Disclosure of Burton’s Advice in this Engagement. The Company agrees not to disclose to any third party the existence or contents of this letter agreement or any advice or materials provided by Burton to the Company pursuant to its engagement under this letter agreement without the prior written consent of Burton.

4.	Fees and Expenses. As compensation for the services of Burton provided hereunder, the Company agrees to pay to Burton the following fees:

(a)	Success Fee – The Company will allocate the number of securities in the Company equal to a 10% equity interest in the Company, calculated prior to the closing of a Transaction (the “Success Fee”). The Success Fee will not be earned until the closing of a transaction and the securities allocated to Burton in connection with the Success Fee will not vest with Burton until a definitive agreement has been entered into by the Company in respect of a Transaction.

(b)	Work Fee – Nil

(c)	Expenses – You agree to reimburse us periodically upon request for our reasonable out- of- pocket costs and expenses incurred in connection with this engagement, including travel, reproduction, printing and similar expenses as well as the reasonable fees and expenses of our outside legal counsel and any other outside professionals retained by us with your approval, whether or not a Transaction is consummated.

(d)	Termination Fee – if, in connection with a Transaction that is entered into or publicly announced during the term of this engagement but is not completed, the Company receives a break-up fee, lock-up option, topping fee or other termination fee of any kind (collectively, a “Termination Fee”), the Company will pay Burton a fee equal to 20% of such Termination Fee at such time as such Termination Fee is received by the Company.

Any HST eligible on the fees outlined herein shall be paid by Company.

5.	Access to Information. The Company will arrange for Burton to have such timely access to the directors, officers, employees, independent auditors and other consultants of the Company and information regarding the Transaction as Burton may reasonably require or deem appropriate in carrying out its engagement hereunder. The Company will disclose to Burton on a timely basis the existence and content of, and will furnish Burton with or arrange that it be furnished with, all information (financial or otherwise), data, opinions, appraisals, valuations and other information and materials of whatsoever nature or kind relating to the Company and Transaction which Burton may reasonably require or deem appropriate in carrying out its engagement hereunder.

6.	Reliance on Information. In carrying out Burton’s services hereunder, Burton will necessarily be relying on information prepared or supplied by the Company and its subsidiaries, agents and advisors. Subject to the exercise of Burton’s professional judgment, Burton will be entitled to rely on, and is under no obligation to verify, the accuracy or completeness of such information. Further, Burton is under no obligation to investigate any changes which may occur in such information subsequent to the date hereof.

7.	Accuracy of Information and Notification of Changes. The Company represents and warrants to Burton that all information concerning the Company, its subsidiaries and the Transaction to be provided to Burton, orally or in writing, by the Company and its subsidiaries, agents and advisors in connection with Burton’s engagement hereunder will be, taken as a whole, accurate and complete in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made.

The Company will advise Burton promptly of any material fact, event or material change, of which it is aware, actual or contemplated, financial or otherwise, relating to the Company or Transaction or any change of which the Company is aware in any material element of any of the information in respect of the foregoing provided to Burton or any intervening event of which the Company is aware that occurs prior to the completion of Burton’s engagement in respect of a Transaction or any other material change, of which the Company is aware, other than external, political or economic developments which are generally known, that might reasonably be considered relevant to Burton’s engagement hereunder.

8.	Indemnification. The Company hereby agrees to indemnify Burton in accordance with Schedule “A” hereto, which Schedule forms part of this letter agreement and the consideration for which is the entering into of this letter agreement. Such indemnity (the “Indemnity”) shall be in addition to, and not in substitution for, any liability which the Company or any other party may have to Burton, or the other parties referred to therein as “Indemnified Parties”, apart from such Indemnity.

9.	Term. This letter agreement shall be effective from the date hereof. Either party may terminate the engagement under this letter agreement at any time upon 30 days’ written notice, subject to the provisions of paragraph 10 of this letter agreement.

10.	Survival of Terms. Representations, warranties, covenants, indemnities and other agreements provided by the Company in connection with this letter agreement shall remain in full force and effect regardless of the party terminating this letter agreement. Paragraphs 3, 4, 8, 10, 11 and 12 shall survive termination of this letter agreement.

11.	Confidentiality. Burton agrees to keep confidential all information, data, advice, agreements and opinions provided to Burton by the Company (the “Information”) (including the existence of this engagement) and any information, data, advice or opinions derived therefrom (the “Derivative Information”) and will not, without the consent of the Company, disclose or use, for any purpose other than providing its services hereunder, any of the Information, unless requested by a regulatory body, required by law or otherwise legally compelled to disclose the Information, provided that Burton will, where permitted given the nature of the request, requirement or compunction, use reasonable efforts to promptly notify the Company of any such request, requirement or compunction so that the Company may seek a protective order or other appropriate remedy prior to disclosure. Regardless of whether or not the Company seeks or is unsuccessful in its attempt to obtain any appropriate protective remedy, the Company agrees that such disclosure may be made without liability hereunder. In connection with performing Burton’s services hereunder, the Company may from time to time specifically authorize Burton to discuss the Information or deliver it to third parties, but any such communication of Information will be similarly confidential. The Company represents and warrants to Burton that the disclosure of the Information to third parties will not result in any breach of, or constitute a default under, any agreement or instrument to which the Company is a party or by which it may be bound.

This paragraph does not apply to any information which is or becomes generally available to the public at or prior to the time of disclosure or use by Burton other than as a result of the disclosure by Burton in violation of this letter agreement or Information that was available to Burton on a non- confidential basis prior to its disclosure to Burton by the Company or its agents or becomes available to Burton on a non-confidential basis or as to any information, data, advice or opinion formulated by Burton without use of the Information.

Burton will safeguard and strictly control the dissemination of the Information and Derivative Information and restrict the dissemination to such of Burton’s directors, officers, employees, representatives, affiliates, counsel or other agents (collectively, the “Agents”) who need to know the Information or Derivative Information for the purposes of this engagement (it being understood that those Agents will be informed by Burton of the confidential nature of the Information and will be directed by Burton to treat the Information and Derivative Information confidentially as if they were a party hereto for purposes of this paragraph 11).

12.	Other Matters. The Company agrees that Burton has been retained to act solely as financial advisor to the Company and not as an advisor to any other party, including the Company’s security holders, management or members of the Board of Directors in their personal capacity. Burton shall act as an independent contractor and any duties that it has arising out of this engagement shall be owed solely to the Company and not to any other party. Nothing in this agreement or the nature of the services to be provided by Burton shall be deemed to create a fiduciary or agency relationship between Burton and the Company or its security holders, creditors, employees or any other party. The Company acknowledges and understands that Burton or its affiliates is a full-service advisory firm and, therefore, we may from time to time effect transactions for our own account or for the account of our customers and hold positions in securities or options on securities of companies which may be the subject of our services. This letter agreement will not limit or restrict our ability to lawfully engage in such transactions with respect any other entity’s securities. The Company agrees not to restrict or challenge Burton, its affiliates, or persons for it or its affiliates to conduct any business that is not directly related to the Transaction.

This letter agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. This letter agreement shall be governed by and construed in accordance with the laws of the Province of Ontario without giving effect to any laws relating to conflicts of laws. All financial references in this letter agreement are to Canadian dollars unless otherwise indicated. Headings used herein are for ease of reference only and shall not affect the interpretation or construction of this letter agreement. This letter agreement may be executed by facsimile or other electronic transmission of signatures and in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. No waiver, amendment or other modification of this letter agreement shall be effective unless in writing and signed by each party to be bound thereby.

Any dispute arising out of or relating to this letter agreement (including any annex or exhibit) will exclusively be submitted to an arbitrator for binding and conclusive resolution. The arbitration will be in Toronto, Canada and will be administered in accordance with the provisions of the Arbitration Act, 1991 (Ontario), S.O. 1991, Chap. 17, subject to the following rules and procedures. The arbitrator will have the authority to permit discovery and to follow the procedures that he or she determines to be appropriate. In all cases, however, the parties agree and direct the arbitrator to adopt procedures necessary to render a final decision within 180 days of the commencement of the arbitration. The arbitrator will have no power to award consequential (including lost profits), punitive or exemplary damages. The forum fees and other costs of the arbitration will be advanced equally by the parties, but the arbitrator will direct, as part of his or her final award, that the prevailing party recovers its reasonable attorneys’ fees, costs of arbitration, prejudgment interest and any other out-of-pocket costs reasonably incurred to enforce this letter agreement. You and we consent to the non-exclusive personal jurisdiction and venue in the courts located in the Province of Ontario, Canada for purposes of enforcement of any arbitration award.

13.	Announcement. The Company agrees that Burton may, at its own expense, place advertisements or announcements in any newspapers, periodicals or other publications, or otherwise disclose to third parties, that it has acted as financial advisor to the Company in connection with a Transaction.

If the foregoing is in accordance with your understanding, please indicate your agreement to the above terms and conditions by signing this letter agreement and returning it to us.

Yours very truly,

BURTON FINANCIAL INC.

by
Tom English
President and Chief Executive Officer

AGREED AND ACCEPTED as of the date first mentioned above.

SEPSET BIOSCIENCES INC.

by
Robert E. W Hancock
Authorized Signatory

SCHEDULE “A”

INDEMNIFICATION

As consideration for Burton Financial Inc. (“Burton”) agreeing to provide the services described in the engagement letter agreement to which this Schedule is attached (the “Engagement”), Sepset Biosciences Inc. (the “Indemnitor”) agrees to indemnify and hold harmless Burton and its affiliates, and each of their respective current or former shareholders, partners, directors, officers, employees, representatives, and agents (collectively, the “Indemnified Parties” and each an “Indemnified Party”), to the full extent lawful, from and against all expenses, losses, damages and liabilities of any nature (including the reasonable fees and expenses of their respective counsel and other expenses, but not including any amount for lost profits) (collectively, “Losses”) incurred in investigating, defending, settling and/or satisfying a judgment in any action, suit, proceeding, investigation or claim that may be made or threatened against any Indemnified Party or to which an Indemnified Party may become subject or otherwise involved in any capacity (collectively, the “Claims”) insofar as the Claims arise out of or are based upon, directly or indirectly, the Engagement together with any Losses incurred in enforcing this indemnity. This indemnity shall not be available to an Indemnified Party in respect of Losses incurred to the extent a court of competent jurisdiction in a final judgment that has become non-appealable determines that such Losses resulted primarily from the fraud, negligence or willful misconduct of the Indemnified Party.

If for any reason (other than, as described above, a judicial determination that the loss resulted primarily from the fraud, negligence or willful misconduct of the Indemnified Party) this indemnity is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless in respect of any Claim, the Indemnitor shall contribute to the Losses paid or payable by such Indemnified Party as a result of such Claim in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnitor on the one hand and the Indemnified Party on the other hand but also the relative fault of the Indemnitor and the Indemnified Party as well as any relevant equitable considerations; provided that an Indemnified Party shall never be responsible for more than the amount of the fees received by Burton, if any, under the Engagement.

The Indemnitor agrees that in case any legal proceeding shall be brought against, or an investigation is commenced in respect of, the Indemnitor and/or an Indemnified Party and an Indemnified Party or its personnel are required to testify in connection therewith or shall be required to respond to procedures designed to discover information regarding, in connection with or by reason of the Engagement, the Indemnified Party shall have the right to employ its own counsel in connection therewith, and the reasonable fees and expenses of such counsel as well as the reasonable costs (including an amount to reimburse the Indemnified Party for time spent by its personnel in connection therewith at their normal per diem rates together with disbursements and out-of-pocket expenses incurred by the personnel in connection therewith) shall be paid by the Indemnitor as they occur.

Burton (a) will notify the Indemnitor promptly in writing after receiving notice of an action, suit, proceeding or claim against Burton or any other Indemnified Party or receipt of notice of the commencement of any investigation which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from the Indemnitor, stating the particulars thereof, (b) will provide copies of all relevant documentation to the Indemnitor and (c) unless the Indemnitor assumes the defence thereof, will keep the Indemnitor advised of the progress thereof and will discuss all significant actions proposed. Failure to notify the Indemnitor shall not relieve the Indemnitor of any liability that the Indemnitor may have to an Indemnified Party except, and only to the extent, that any such delay in giving or failure to give notice as herein required results in the forfeiture by the Indemnitor of substantive rights or defences in connection with such action, suit, proceeding, claim or investigation or results in any material increase in the liability under this indemnity which the Indemnitor would not otherwise have incurred had Burton given the notice required hereunder.

The Indemnitor shall be entitled, at its own expense, to participate in and, to the extent it may wish to do so, assume the defence of any Claim, provided such defence is conducted by experienced and competent counsel. Upon the Indemnitor notifying Burton in writing of its election to assume the defence and retain counsel, the Indemnitor shall not be liable to an Indemnified Party for any legal expenses subsequently incurred by it in connection with such defence. If such defence is assumed by the Indemnitor, the Indemnitor throughout the course thereof will provide copies of all relevant documentation to Burton, will keep Burton advised of the progress thereof and will discuss with Burton all significant actions proposed.

Notwithstanding the foregoing paragraph, any Indemnified Party shall have the right, at the Indemnitor’s expense, to separately retain counsel of such Indemnified Party’s choice, in respect of the defence of any Claim if: (a) the employment of such counsel has been authorized by the Indemnitor; (b) the Indemnitor has not assumed the defence and employed counsel therefor promptly after receiving notice of such action, suit, proceeding, claim or investigation; or (c) counsel retained by the Indemnitor or the Indemnified Party has advised the Indemnified Party that representation of both parties by the same counsel would be inappropriate for any reason, including for the reason that (i) there may be legal defences available to the Indemnified Party that are different from or in addition to those available to the Indemnitor (in which event and to that extent, the Indemnitor shall not have the right to assume or direct the defence on such Indemnified Party’s behalf), (ii) there is a conflict of interest between the Indemnitor and the Indemnified Party or (iii) the subject matter of the Claim may not fall within the indemnity set forth herein (in any of which events the Indemnitor shall not have the right to assume or direct the defence on such Indemnified Party’s behalf), provided that the Indemnitor shall not be responsible for the fees or expenses of more than one legal firm in any single jurisdiction for all of the Indemnified Parties. No admission of liability and no settlement of any Claim shall be made by the Indemnitor or an Indemnified Party without the prior written consent of the Indemnified Parties affected or the Indemnitor (as applicable) (which consent may not be unreasonably withheld or delayed) unless such settlement includes an unconditional release of each Indemnified Party or the Indemnitor (as applicable) from any liabilities arising out of such Claim without any admission of negligence, misconduct, liability or responsibility by any Indemnified Party.

The Indemnitor hereby acknowledges that Burton acts as trustee for the other Indemnified Parties of the Indemnitor’s covenants under this indemnity and Burton agrees to accept such trust and to hold and enforce such covenants on behalf of such persons.

The indemnity and contribution obligations of the Indemnitor hereunder shall be in addition to any liability the Indemnitor may otherwise have (including under the Engagement), shall extend upon the same terms and conditions herein to the Indemnified Parties and shall be binding upon and continue in effect in accordance with the terms and conditions herein for the benefit of any successors, permitted assigns, heirs and personal representatives of the Indemnitor, Burton and any other Indemnified Party. The foregoing provisions shall survive any termination of the Engagement.